                                                                    EXHIBIT 23.2


              [LETTERHEAD OF MILLER AND LENTS, LTD. APPEARS HERE]

                                March 30, 1998

Cross Timbers Oil Company
810 Houston Street, Suite 2000
Fort Worth, TX 76102

     Re:   Cross Timbers Oil Company
           1997 Annual Report on Form 10-K

Gentlemen:

     The firm of Miller and Lents, Ltd., consents to the use of its name and to the use of its report dated March 30, 1998, regarding the Cross Timbers Oil Company Proved Reserves and Future Net Revenue as of January 1, 1998, in the 1997 Annual Report on Form 10-K.

     Miller and Lents, Ltd., has no interests in Cross Timbers Oil Company or in any affiliated companies or subsidiaries and is not to receive any such interest as payment for such reports and has no director, officer, or employee otherwise connected with Cross Timbers Oil Company. We are not employed by Cross Timbers Oil Company on a contingent basis.

                              Yours very truly,

                              MILLER AND LENTS, LTD.


                              By     /s/ P.G. Von Tungeln
                                   ----------------------
                                   P.G. Von Tungeln
                                   Chairman